                            ASSET PURCHASE AGREEMENT





                               THE MERTEN COMPANY
                              A CORPORATION, SELLER



                                       TO



                              CM ACQUISITION CORP.,
                           AN OHIO CORPORATION, BUYER







                                 August 12, 1996

                               TABLE OF CONTENTS


Section                                                                   Page
- -------                                                                   ----

 1.  Sale of Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

 2.  Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

 3.  Closing Date and Place. . . . . . . . . . . . . . . . . . . . . . . .   4

 4.  Waiver of Compliance with Bulk Sales Act; Indemnification . . . . . .   4

 5.  Representations and Warranties of Company . . . . . . . . . . . . . .   4

 6.  Covenants of the Company. . . . . . . . . . . . . . . . . . . . . . .  14

 7.  Representations and Warranties of Buyer . . . . . . . . . . . . . . .  16

 8.  Company Name. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

 9.  Non-Competition . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

10.  Conditions Precedent to Buyer's Obligations . . . . . . . . . . . . .  18

11.  Conditions to Closing by Company. . . . . . . . . . . . . . . . . . .  21

12.  Termination of Agreement. . . . . . . . . . . . . . . . . . . . . . .  23

13.  Additional Documents and Acts after Closing . . . . . . . . . . . . .  24

14.  Non-Assumption of Liability . . . . . . . . . . . . . . . . . . . . .  24

15.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

16.  Risk of Loss. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

17.  Brokerage . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

18.  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

19.  Survival of Representations, Warranties and Agreements. . . . . . . .  29

20.  Modification. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

                                                                          Page
                                                                          ----

21.  Nonwaiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

22.  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . .  30

23.  Descriptive Headings. . . . . . . . . . . . . . . . . . . . . . . . .  30

24.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

25.  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

26.  Binding Nature; Assignments . . . . . . . . . . . . . . . . . . . . .  31

27.  Legal Fees and Expenses; Other Expenses . . . . . . . . . . . . . . .  31

28.  Invalid Provisions. . . . . . . . . . . . . . . . . . . . . . . . . .  32

     Signatures. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

                                    EXHIBITS


A-1       Assets - Equipment

A-2       Assets - Inventory

A-3       Assets - Accounts Receivable

A-4       Assets - Motor Vehicles

A-5       Other Assets Sold

B         Liens, Encumbrances, Mortgages and Security Interests

B-1       Property Not Owned by Company

C         List of Trade Creditors

D         Allocation of Purchase Price

E         Opinion of Company Counsel

F         Non-Competition Agreements

G         Liabilities Assumed by Buyer

H         Agreement of Lease

I         Guaranty of Champion

J         Litigation

K         Labor Claims

L         Employee Plans

M         Financial Statements

N         Excluded Assets

                            ASSET PURCHASE AGREEMENT

     THIS AGREEMENT is made and entered into as of the 12th day of August, 1996, by and between THE MERTEN COMPANY, an Ohio corporation, hereinafter called the "Company", CM ACQUISITION CORP., an Ohio corporation, hereinafter called the "Buyer", and HAROLD A. MERTEN, JR., hereinafter referred to as "Bud", MARION B. MERTEN, HAROLD A. MERTEN, III, and SUSAN M. ROBERTS, holders of all issued and outstanding voting and non-voting common stock of the Company (hereinafter, with Bud, collectively called the "Stockholders").

     WHEREAS, the Company is engaged in the commercial printing business in Ohio, Indiana and Kentucky; and

     WHEREAS, the Buyer is a wholly owned subsidiary of Champion Industries, Inc., a West Virginia corporation, hereinafter called "Champion"; and

     WHEREAS, the parties have reached an understanding with respect to the sale of all of the assets and business of the Company and the purchase by the Buyer of such assets and business.

     NOW, THEREFORE, in consideration of the premises, which are not mere recitals but are an integral part hereof, and in further consideration of the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the parties hereto agree as follows:

     1.   SALE OF ASSETS.   The Company agrees that, at the Closing, the
Company shall sell, transfer, and deliver to the Buyer for the consideration hereinafter provided, all of the assets of the Company, including, but not limited to those assets of the Company set forth in Exhibits A-1, A-2, A-3, A-4 and A-5 attached hereto and incorporated herein by reference, constituting all the Company's furniture, machinery, equipment, tools, drawings, plates, inventory, accounts receivable, cash on hand and in banks, motor vehicles and deposit with Ohio Industrial Commission, together with all records, trade names, customer lists, distributorship agreements, work in process and work completed, licenses, rights, permits, the right to the use of the names "The Merten Company" and "Page-makers", and any variants thereof, and all rights to use the current telephone numbers of Company.
Such sale shall be made free and clear of all liabilities, mortgages, liens, obligations, security interests, and encumbrances except such that are expressly assumed in writing by Buyer. Stockholders shall have the right to purchase the life insurance policies owned by the Company on their lives for the cash surrender value of the policies at the time of purchase. Stockholders' right shall be exercised within 30 days after the Closing. The assets listed on Exhibit N are excluded from the sale of assets purchased by Buyer.

     2.   PURCHASE PRICE.     Subject to the terms of this agreement, the
Buyer shall purchase the assets and, in full consideration therefor, shall pay the Company, subject to the adjustments provided for herein, a sum not to exceed Two Million Four Hundred Ninety Five Thousand Two Hundred Ninety Five and 14/100 Dollars ($2,495,295.14) (the "Preliminary Purchase Price").

          A. PAYMENT OF PURCHASE PRICE. Purchase Price shall be paid as follows:

          (1) One Thousand Dollars ($1,000.00) cash upon execution of this Agreement.

          (2) The balance at Closing, by Buyer's execution and delivery of an agreement to assume, pay, discharge and perform when lawfully due the liabilities to taxing authorities, secured creditors, trade creditors and obligees under operating leases, capital leases and maintenance agreements, all as fully set forth in Exhibits B, C and G hereto; provided, however, that at the Closing, the Company shall provide Buyer with an updated list, as of the Closing Date, of the amount of each obligation listed in Exhibits B, C and G hereto, which amount shall not exceed the Preliminary Purchase Price by more than $40,000.00. If such amount does not exceed the Preliminary Purchase Price by more than $40,000.00, such amount shall constitute the Purchase Price. If such amount exceeds the Purchase Price, Company shall reimburse Buyer for such excess at Closing.
     Buyer's obligations shall be guaranteed by Champion pursuant to the Guaranty (the "Guaranty") attached hereto as Exhibit I. The Company's liabilities to Bud noted on Exhibit B as "to be paid at Closing" shall be paid at Closing.

          B.   ALLOCATION.

          (a) The Preliminary Purchase Price shall be allocated among the assets hereby sold and purchased for all purposes, including all tax, tax reporting and accounting purposes, as set forth on Exhibit D.

          (b) In the event the Purchase Price differs from the Preliminary Purchase Price, the allocation agreed to by the parties shall be adjusted as agreed by Buyer and Company in accordance with federal income tax principles.

          The allocation of the Purchase Price to the assets hereby sold and purchased shall be binding on Buyer and Company for all tax purposes. Buyer and Company will execute Internal Revenue Service Form 8594 at the Closing and shall attach same to their tax return covering the year in which the Closing occurs.

     3. CLOSING DATE AND PLACE. The Closing under this agreement (the "Closing") shall take place within thirty (30) days from the date of this Agreement at such time (the "Closing Date") and place as to which the parties may agree.

     4. WAIVER OF COMPLIANCE WITH BULK SALES ACT; INDEMNIFICATION. In order to induce Buyer to enter into and perform this Agreement, and to obtain the waiver of bulk sales act compliance hereinafter granted, Company and Stockholders (except for Susan M. Roberts), subject to the limitations set forth in Sections 15 and 19 of this Agreement, hereby agree to jointly and severally indemnify and hold harmless Buyer from any and all claims, including legal fees and expenses, under any statutory provisions regulating the transfer of goods in bulk, including the provisions of the Uniform Commercial Code as adopted in the State of Ohio (hereinafter "UCC") with respect to the assets hereby sold and conveyed or the purchase price therefor, except for obligations expressly assumed by Buyer, and in consideration of same, all parties hereto mutually agree to waive compliance with any such law.

     5.   REPRESENTATIONS AND WARRANTIES OF COMPANY.   The Company and
Stockholders (except for Susan M. Roberts) jointly and severally represent and warrant to Buyer as a material inducement to Buyer to enter into and perform its obligations under this Agreement, as follows:

          (a)  ORGANIZATION AND STANDING OF COMPANY.   The Company is a
     corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio. To the best knowledge of Company and Stockholders, the Company is not qualified and is not required to be qualified to do business as a foreign corporation in any other state due to the character of the properties owned by the

     Company or the nature of the business transacted by it. The Company has all requisite corporate power and authority to own and operate its properties and to conduct its business in the manner and in the places where it is now conducted.

          (b) COMPANY'S AUTHORITY. The execution and delivery of this Agreement and other documents herein contemplated to the Buyer and the sale contemplated hereby will have been duly authorized by the Company's Board of Directors and Stockholders, and the Company will at the Closing deliver to the Buyer copies of the resolutions of its Board of Directors and Stockholders granting such authority, such copies to be certified by the Company's secretary. No other corporate action on the part of the Company will be necessary to authorize execution and delivery of same and of the sale. To the best knowledge of Company and Stockholders, the execution and delivery of this Agreement to the Buyer and the sale contemplated hereby do not violate any federal, state or local laws or regulations. To the best knowledge of Company and Stockholders, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of, or result in the breach of or accelerate or permit the acceleration of the performance required by the terms of, any applicable law, rule or regulation of any governmental body having jurisdiction, the Articles of Incorporation or Code of Regulations of the Company, or any agreement to which the Company or any Stockholder is a party or by which any of them may be bound (except for loan agreements, leases and other obligations for which consent is required, as listed on Exhibit B), or of any order, judgment or decree applicable to it, or result in the crea-tion of any claim, lien, charge or encumbrance upon any of the property or assets of the Company or terminate or result in the termination of any such agreement.

          (c) TITLE OF PROPERTY. The Company has good, marketable and indefeasible title to all the properties and assets to be sold hereunder, including without limitation, those reflected on Exhibits A-1, A-2, A-3, A-4 and A-5 hereto, free and clear of any mortgages, security interests, liens, charges or encumbrances whatsoever, except as otherwise specifically disclosed, including amounts, in Exhibit B to this Agreement. The Company does not own, and this Agreement does not affect the assets described in Exhibit B-1 to this Agreement or any liabilities with respect to same, except that Buyer shall be entitled to all interest of Company in any such property which is the subject of a lease or bailment obligation assumed by Buyer.

          (d) TAX RETURNS. All required federal, state and local tax returns of the Company have been accurately prepared and duly and timely filed, and all federal, state and local taxes required to be paid with respect to the periods covered by such returns have been paid or accrued on the balance sheets. The Company is not delinquent in the payment of any tax, assessment or governmental charge, and there is no tax deficiency outstanding, proposed in writing or assessed against it. The Company has not executed any outstanding waiver of any statute of limitations on the assessment or collection of any tax.

          (e) INSURANCE. All inventories, equipment and fixed assets owned by or leased by the Company are and will be insured against fire and other casualty to the Closing date in accordance with past practices and valid policies therefor are and will be outstanding and duly in force at closing.

          (f)  PATENTS, ETC.    Company has adequate rights in all
     copyrights, trademarks, service marks, service names, trade names or patents necessary to conduct the Company's business operation as it is presently operated, and Buyer will be able to continue same after the assignment of such copyrights, trademarks, service marks, service names, trade names or patents. To the best knowledge of Company and Stockholders, the Company is not infringing upon or otherwise acting adversely to any copyrights, trademarks, trademark rights, service marks, service names, trade names, patents, patent rights, licenses, trade secrets or other proprietary rights owned by any other person or persons, and there is no written claim or action by any such person pending, or to the knowledge of Company threatened, with respect thereto.

          (g)  COMPLIANCE WITH LAWS.    To the best knowledge of Company and
     Stockholders, the Company has complied in all material respects with all applicable laws, rules, regulations, ordinances, and franchises with respect to its operations, and neither the ownership nor use of the Company's properties nor the conduct of its business conflicts with the rights of any other person, firm or corporation.

          (h)  NO LITIGATION.    There is no claim, legal action, suit,
     arbitration, governmental investigation or other legal, administrative or tax proceeding for which Company has received written notice, nor any order, decree or judgment, in progress, pending, or threatened against or relating to the Company which involves or affects its properties, assets or business or the transactions contemplated by this Agreement, except as disclosed on Exhibit J to this Agreement.

          (i)  LABOR.    To the knowledge of Company and Stockholders, no
     strike is pending or threatened against the Company by its employees or any labor union claiming to represent such employees. The Company has no agreement with any labor union or collective bargaining group. There is no unfair labor practice complaint against Company pending before the National Labor Relations Board or any similar state agency except as described in Exhibit K to this Agreement.

          (j)  EMPLOYMENT BENEFITS.   There are no commitments to past or
     present officers, directors or employees of the Company for expenses, profit sharing, pension, bonus, retirement plans, or compensation in addition to regular salary arrangements. Except for commission arrangements with salespersons, there are no written or oral agreements of employment between Company and any officer or other employee which are not terminable by Company at will.

          (k)  EMPLOYEES.    Company expects to terminate the employment of
     all its employees on the Closing Date. Company and Buyer will make a joint announcement regarding Buyer's employment plans at least one (1) week prior to Closing. Except as expressly listed on Exhibit G to this Agreement, Company will retain all liability, if any, for any benefits of its employees attributable to their employment by Company and the termination of such employment by Company, including specifically severance, hospitalization, or retirement benefits, if any, and liability for any other claim by an employee or former employee of Company attributable to his employment or termination of employment by Company.

               (i) Company has paid in full (to the extent required by the Company's current practices but consistent with the Company's legal obligations) to all its employees, all wages, salaries, commissions, bonuses, vacation pay (except as listed on Exhibit G to this Agreement), and other direct compensation for all services performed by them to the date hereof and will pay after the Closing as and when due such obligations through the day preceding Closing Date;

               (ii) Except for potential liability under the notice or pay policy described in the Company's employee handbook "The Merten Company and You" revised June, 1993, at page 7 under heading "Layoff and Termination", upon termination of the employment of any such employees, Company will not, by reason of anything done prior to the Closing, be liable to any of such employees for any specific "severance pay" or any other payments, except for liabilities accrued on the Financial Statements or other of Company's books and records (all of which have been made available for Buyer's inspection) or as may be required under state unemployment insurance or other laws;

               (iii) To the best knowledge of Company and Stockholders, the Company has complied in all material respects and is in compliance with all Federal, state and local laws and regulations respecting employment and employment practices (including, without limitation, to the best of Company's knowledge, OSHA), terms and conditions of employment, wages and hours, collective bargaining and the payment of social security and similar taxes.

          (l) EMPLOYEE BENEFIT PLANS. Except for the Company's participation in the "Ohio Graphic Arts Health Fund", Company is not a party to any pension plan or profit sharing plan or other employee benefit plan which would constitute a "Multiemployer Plan" as defined in
     Section 3(37) of ERISA (a "Multiemployer Plan"). Company has not incurred nor will Company incur, directly or indirectly, any material withdrawal liability with respect to a Multiemployer Plan nor does Company expect to incur such liability. The Company maintains the Employee Benefit Plans listed on Exhibit L.

          (m) NO BANKRUPTCY. There has not been filed any petition application, or any proceedings commenced, by or against, or with respect to any assets of, Company under Title 11 of the United States Code or any other law, domestic or foreign, relating to bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt or creditors' rights which is currently being adjudicated, and Company has not made any assignment for the benefit of creditors that is currently effective, except that during the fiscal year ended August 31, 1995, Company converted certain accounts payable into notes payable, which conversion is disclosed in Company financial statements.

          (n)  ENVIRONMENTAL MATTERS.

          To the knowledge of the Company and the Stockholders:

               (i) The operations of the business of Company and the buildings in which it is conducted conform with all applicable restrictive covenants, deeds and restrictions and all applicable Federal, state and local laws, ordinances and regulations (including those relating to zoning and environmental protection), and all buildings or operations of Company and the business that are subject to the Occupational Safety and Health Act of 1970, as amended, comply with employee working conditions as prescribed by such Act.

               (ii) The Company has no underground storage tanks, either empty or containing any liquid, including but without limitation solvents, fuel or waste oil, on any premises used in its business. Company has obtained all permits, licenses and other authorizations and filed all notices which are required to be obtained or filed by Company for the operation of its business under Federal, state and local laws relating to pollution, protection of the environment or waste disposal ("Environmental Laws"), except for the pending permit to install and permit to operate. Except as otherwise disclosed in this Agreement, the Company is in material compliance in all respects (i) with all terms and conditions of all required permits, licenses and authorizations; and (ii) all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any law, regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder. There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance in all material respects, or which may give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, waste or hazardous or toxic material with respect to Company or its business, properties or plants; and (ii) the properties and plants of Company do not contain asbestos or PCBs in any form.

          (o) LIST OF SECURED CREDITORS, TAXES, AND OBLIGATIONS. The Company has delivered to Buyer a true and complete list of the Company's obligations, including but not limited to obligations owed to secured creditors, taxing authorities, and other creditors, whether secured or unsecured, as of 12:01 a.m. June 1, 1996, together with copies of all documents evidencing or relating to such obligations. The Company and Stockholders (except for Susan M. Roberts) jointly and severally warrant that said list, attached hereto as Exhibit B, is accurate and complete.

          (p) LIST OF ACCOUNTS PAYABLE. The Company has delivered to the Buyer a true and complete list of the Company's trade accounts payable as of 12:01 a.m. June 1, 1996, together with copies of all documents evidencing or relating to such obligations. The Company and Stockholders (except Susan M. Roberts) jointly and severally warrant that said list of trade accounts payable, attached hereto as Exhibit C, is accurate and complete.

          (q) ACCOUNTS RECEIVABLE. To the best knowledge of Company and Stockholders, at least ninety-five percent (95%) of the dollar amount of all notes and accounts receivable of the Company shown on the May 31, 1996 Financial Statements or thereafter acquired have been collected or are current and collectible subject to returns and allowances in the ordinary course of business (in the case of each note in accordance with its terms, and in the case of each account within the customary period after billing the customer in accordance with Company's past practice) at the aggregate recorded amounts thereof on the books of the Company and are subject to no counterclaims or set-offs. On _______________, 1996, the aggregate amount of all such receivables is $__________ of which $_________ has not been paid on the date due, and the aggregate amount of all such accounts receivable which have not been paid for 60 days or more does not exceed $_________. In the event Company or Stockholders (excluding Susan M. Roberts) are required to indemnify and do indemnify Buyer for a breach of these warranties with respect to accounts receivable, Buyer shall assign such uncollectible receivables to the indemnifying party at the time of such payment by Company or Stockholders.

          (r) BOOKS AND RECORDS; ARTICLES AND BY-LAWS. The Company has maintained its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with the years beginning after August 31, 1992, and since August 31, 1992, no changes have been made in its accounting practices or procedures which have not been disclosed in Company financial statements.

          (s) FINANCIAL STATEMENTS. The Company has delivered to Buyer copies of the following financial statements, all of which to the best knowledge of Company and Stockholders in reliance upon the Company's auditors, Deloitte & Touche, are complete and correct in all material respects, have been prepared from the books and records of the Company in accordance with generally accepted accounting principles consistently applied and maintained throughout the periods indicated except as indicated therein and present fairly the financial condition of the Company as at their respective dates and the results of operations for the periods covered thereby:

     Annual Statements from September 1, 1992 to August 31, 1995.

     Interim Statements through May 31, 1996.

     The statements referenced above are attached as Exhibit M.

     6.   COVENANTS OF THE COMPANY.

     The Company covenants and agrees with the Buyer that it will perform the following between the date of this Agreement and the Closing Date:

          (a) ACCESS. The Company shall give Buyer and its lenders, counsel, accountants, and other representatives full access during normal business hours to all of the properties, books, contracts and records of the Company, and the Company will furnish Buyer with all such documents, copies of documents (certified if required) and information concerning the affairs of the Company as Buyer may from time to time reasonably request. Buyer and its representatives will conduct their investigation so as not to disrupt the operations of Company.

          (b) CONDUCT OF BUSINESS PENDING CLOSING. The Company covenants that pending the Closing:

               (i) The Company will conduct its business and affairs only in the ordinary course and consistent with its prior practices and shall maintain, keep and preserve its assets and properties in good condition and repair, normal wear and tear excepted, and maintain insurance thereon in accordance with present practices.

               (ii) The Company will not sell or dispose of any of its properties or assets subject to this Agreement except in the ordinary course of business, or permit the creation of any mortgage, pledge, lien or other encumbrances, security interest, or imperfection of title thereon or with respect thereto, without prior written consent of Buyer. Without limiting the foregoing, the Company shall not transfer any assets to or incur any liability to any corporation, partnership, company, joint venture or any individual related to (whether by virtue of common ownership or agreement) or controlled by the Company or any of its Stockholders, and any such transfer or incurrence of liability shall be deemed not to be in the ordinary course of Company's business.

               (iii) No contract or commitment will be entered into by or on behalf of the Company extending beyond Closing Date except in the ordinary course of business and, except normal commitments for the purchase of inventory and supplies which in any single case, will not involve payment by the Company of more than Ten Thousand Dollars ($10,000.00) except as consented to by Buyer in writing.

               (iv) Except as otherwise requested by the Buyer and without making any commitment on its behalf, the Company will use its best efforts to preserve its business organization intact and to preserve for the Buyer the goodwill of the Company's suppliers, customers, and others having business relations with it.

               (v) Except as otherwise specifically provided in this Agreement, possession and control of the assets covered by this Agreement shall remain with Company.

          (c) OBLIGATIONS OF COMPANY AFTER THE CLOSING. The Company covenants and agrees that:

               (i) Change of Name. On or immediately after the Closing Date, Company will amend its articles of incorporation so as to change its corporate name, and will thereafter take such action as may reasonably be requested by Buyer to make its present corporate name available to Buyer.

               (ii) On or immediately after the Closing Date, Company will change all its bank accounts, utility accounts and all other accounts payable to reflect its name change as required by subsection (i) above.

               (iii) Company's Corporate Records. Company will make available for inspection and copying all books and records to Buyer upon reasonable request for access thereto, and if at any time Company proposes to discard or destroy the books and records, they will first offer to transfer them without charge to Buyer.

               (iv) Company's 401(k) Plan. As soon as practicable after the Closing, the Company shall obtain an appropriate determination letter from the Internal Revenue Service with respect to the Prototype Cash or Deferred Profit-Sharing Plan and Trust/Custodial Account, originally effective September 1, 1984, amended September 1, 1995, maintained pursuant to Amended and Restated Adoption Agreement for Star Bank, NA plan, and shall thereafter distribute the assets of the plan to participants in accordance with their interests in such plan as soon as administratively feasible, and take all such further steps to terminate such plan.

     7. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Company as follows:

          (a) Buyer is a corporation duly organized and validly existing under the laws of Ohio, and has the full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated thereby.

          (b) Neither the execution, delivery nor performance of this Agreement by Buyer will, with or without the giving of notice of the passage of time, or both, conflict with, result in a default or loss or rights under, or result in the creation of any lien, charge or encumbrance pursuant to any provision of its Articles of Incorporation or Code of Regulations, or any mortgage, deed of trust, lease, license, agreement, understanding, law, order, or judgment, franchise, ordinance or decree to which Buyer is a party or by which it is bound. Buyer has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby and this Agreement and Buyer's performance hereunder have been duly and validly authorized by all necessary corporate actions on the part of the Buyer and constitutes the valid and binding obligation of the Buyer enforceable in accordance with its terms.

     8.   COMPANY NAME.   The Company and Stockholders jointly and severally
represent, warrant and covenant that neither the Company nor any Stockholder shall transfer, assign, convey or otherwise cause to be vested in any person, partnership, corporation, joint venture or otherwise other than Buyer any right or right to use the name "The Merten Company" or any variant thereof. Company will execute and file with the Office of the Secretary of State of Ohio, and such other offices of government as may be required, such documents as may be necessary to permit the use by Buyer of the name "The Merten Company" or any variant thereof. At no time subsequent to the Closing shall the Company use a name the same as, or similar to, "The Merten Company", except as may be necessary or incident to the process of Company's liquidation and dissolution.

     9.   NON-COMPETITION.    The Company, Bud and Harold A. Merten, III will
execute the Non-Competition Agreements attached hereto as Exhibit F.

     10. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. All obligations of Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction and fulfillment of each of the following conditions at or prior to Closing. Buyer may waive any or all of these conditions in whole or in part without prior notice; PROVIDED, HOWEVER, that no such waiver of a condition shall constitute a waiver by Buyer of any of their other rights or remedies at law or in equity, if the Company shall be in default of any of its representations, warranties or covenants under this Agreement. Each of the Company and the Stockholders agrees to use his or its best efforts to fulfill each such condition:

          (a) The representations and warranties of the Company and its Stockholders contained herein and in any document or certificate delivered pursuant to this Agreement shall be true and correct as of the date of this Agreement, and shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

          (b) The Company shall have performed all of its obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with on or before the Closing Date.

          (c) The Company shall have obtained all necessary consents or approvals, of other persons or parties, to the assignment of all contracts to be assigned to Buyer pursuant hereto, except the assignment of leases for vehicles.

          (d) Buyer shall have obtained all necessary consents of taxing authorities and secured creditors to Buyer's assumption of the obligations set forth in Exhibits B, C and G hereto, and Buyer shall have executed and delivered to such entities and to Company instruments of assumption of same, all on terms reasonably acceptable to all such parties.

          (e) Company shall deliver to Buyer bills of sale, endorsements, certificates of title, assignments and other good and sufficient instruments of conveyance, transfer and assignment as shall be effective to vest in Buyer good and marketable title in and to the assets transferred pursuant to this agreement, free and clear of all security interests, liens, charges and encumbrances of any nature whatsoever except as set forth in Exhibits B, C and G hereto.

          (f) Between the date of this agreement and the date of Closing, there shall have been no material adverse change in the assets or operations of the Company and the Company shall not have suffered any material losses by fire, windstorm or other casualty. Buyer agrees that Company's current financial trends shall not be deemed a material adverse change.

          (g) The Company, Bud and Harold A. Merten, III shall have delivered to Buyer duly and properly executed non-competition agreements in the form annexed hereto as Exhibit F.

          (h) Company and Buyer shall deliver to each other copies of resolutions of their respective Board of Directors and shareholders authorizing and approving the execution and consummation of the transactions contemplated hereby, certified by their secretaries.

          (i) There shall not be any pending or threatened arbitration, litigation or administrative proceeding against or affecting the Company, Buyer or any shareholder, director, officer, agent, employee or affiliate of any of the foregoing or to which any properties or rights of the Company or Buyer is subject, which (a) is likely to have a material adverse effect on the assets to be sold hereunder or the Buyer or (b) would prohibit or set aside the transactions contemplated by this Agreement.

          (j) The approval of and consent to the transactions contemplated hereby shall have been given prior to the Closing Date by the regulatory agencies, federal and state, whose approval or consent is required, and all notice periods, waiting periods, delay periods and all periods for review, objection or appeal of or to any of the consents, approvals, or permissions required by law with respect to the consummation of this Agreement shall have expired. Such approvals shall not be conditioned or restricted in a manner which, in the judgment of Buyer, materially adversely affects the economic assumptions of the transactions contemplated hereby so as to render inadvisable consummation of the Agreement.

          (k) The approvals, consents and permissions referred to in subparagraph (l) hereof shall not have required the divestiture or cessation of any significant part of the present operations conducted by Buyer or the Company, and shall not have imposed any other condition, which divestiture, cessation or condition Buyer reasonably deem to be materially disadvantageous or burdensome.

          (l) The Company shall have delivered to Buyer an opinion of counsel dated the Closing Date, in the form and substance of Exhibit D attached hereto.

          (m) Buyer and Bud and Marion B. Merten shall have executed and delivered to each other the Agreement of Lease attached hereto as Exhibit H providing for Buyer's lease of the premises at 1515 Central Parkway, Cincinnati, Ohio on the terms therein set forth.

     11. CONDITIONS TO CLOSING BY COMPANY. The obligations of Company under this Agreement are, at the option of Company, subject to the satisfaction, at or prior to the Closing Date, of each of the conditions set forth below in this Section 11. Company may waive any or all of these conditions in whole or in part without prior notice; PROVIDED, HOWEVER, that no such waiver of a condition shall constitute a waiver by Company of any of its other rights or remedies at law or in equity if Buyer shall be in default of any of its representations, warranties or covenants under this Agreement.

          (a) All proceedings taken in connection with the transactions contemplated hereby, and all instruments and documents incident thereto shall be reasonably satisfactory in form and substance to counsel for Company.

          (b) The representations and warranties of Buyer made in this Agreement and in any document or certificate delivered pursuant to this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

          (c) Buyer shall have fully performed and complied with all covenants and agreements to be performed and complied with by Buyer on or before the Closing Date.

          (d) Buyer shall have obtained all necessary consents of taxing authorities and secured creditors to Buyer's assumption of the obligations set forth in Exhibits B, C and G hereto, and Buyer shall have executed and delivered to such entities and to Company instruments of assumption of same, all on terms reasonably acceptable to all such parties.

          (e) Company and Buyer shall deliver to each other copies of resolutions of their respective Board of Directors and shareholders authorizing and approving the execution and consummation of the transactions contemplated hereby, certified by their secretaries.

          (f) There shall not be any pending or threatened arbitration, litigation or administrative proceeding against or affecting the Company, Buyer or any shareholder, director, officer, agent, employee or affiliate of any of the foregoing or to which any properties or rights of the Company or Buyer is subject, which (a) is likely to have a material adverse effect on the assets to be sold hereunder or the Buyer or (b) would prohibit or set aside the transactions contemplated by this Agreement.

          (g) Buyer and Bud and Marion B. Merten shall have executed and delivered to each other the Agreement of Lease attached hereto as Exhibit H providing for Buyer's lease of the premises at 1515 Central Parkway, Cincinnati, Ohio on the terms therein set forth.

          (h) Champion shall have executed and delivered the Guaranty attached hereto as Exhibit I.

          (i) Either (i) the obligees of the Company's obligations set forth in Exhibits B, C and G hereto shall have released Stockholders' guaranties of same, or (ii) Buyer shall have executed a written undertaking to indemnify and hold harmless

     Stockholders for such guaranties and Champion shall have guaranteed such undertaking.

     12.  TERMINATION OF AGREEMENT.

          (a) GROUNDS FOR TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing
     Date:

               (i)    By mutual consent in writing of all parties hereto; or

               (ii) By Buyer if there has been a material misrepresentation or breach of warranty in the representations and warranties of Company or Stockholders set forth herein not materially cured by Company or Stockholders within thirty (30) days after written notice of same from Buyer, or by Company if there has been a material misrepresentation or breach of warranty in the representations and warranties of Buyer set forth herein not materially cured by Buyer within thirty (30) days after written notice of same from Company; or

               (iii) By either Company or Buyer upon written notice to the other if any regulatory agency whose approval of the transactions contemplated by this Agreement is required denies such application for approval by final order or ruling (which order or ruling shall not be considered final until expiration or waiver of all periods for review or appeal) or if any condition precedent to any party's performance hereunder is not satisfied or waived; or

               (iv) By either Company or Buyer if the transactions contemplated by the Agreement shall violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

               (v) By either Company or Buyer upon the bankruptcy or assignment for the benefit of creditors of any of the Company, the Buyer or Champion; or

               (vi) By Buyer if the obligations set forth in Exhibits B, C and G hereto to be assumed, paid and discharged by Buyer and guaranteed by Champion at Closing pursuant to Section 2A.(2) of this Agreement exceed the Purchase Price and Company does not reimburse Buyer.

          (b) EFFECT OF TERMINATION. In the event of termination of this Agreement, no party hereto shall have any liability to any of the other parties of any nature whatsoever, including any liability for loss, damages, or expenses suffered or claimed to be suffered by reason thereof.

     13. ADDITIONAL DOCUMENTS AND ACTS AFTER CLOSING. From time to time, at the Buyer's or Company's request, whether at or after closing, and without further consideration, the Company or Buyer, as the case may be, will at their own expense execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably requested to more effectively convey and transfer to the Buyer any of the property to be sold hereunder, and will assist the Buyer in the collection or reduction to possession of such property.

     14. NON-ASSUMPTION OF LIABILITY. It is understood and agreed that the Buyer is not assuming in any way whatsoever any liability of Company of any kind whatsoever, except for the liabilities set forth in Exhibit G.

     15.  INDEMNIFICATION.

          (a) COMPANY. Without limiting any other right of indemnification or any other cause of action, Company and Stockholders (except for Susan
     M. Roberts) shall jointly and severally defend, indemnify and hold Buyer harmless from and against any and all losses, liabilities, damages, costs, claims, judgments and expenses (including attorney's fees) whatsoever arising out of or resulting from:

               (i) Any breach of warranty or misrepresentation by Company or any Stockholder contained herein, or the nonperformance of any covenant or obligation to be performed by Company or from any misrepresentation, omission or inaccuracy in any schedule, exhibit, certificate, instrument or paper delivered or to be delivered by Company or any Stockholder hereunder in connection with the transactions herein contemplated;

               (ii) Any liability or matter not disclosed in writing to Buyer prior to Closing arising out of the conduct of Company's business prior to the Closing Date, including product or service warranty claims arising after the Closing Date for services rendered or products sold before the Closing Date (other than liabilities accruing after the Closing Date with respect to agreements, leases or obligations specifically assumed by Buyer and product or service warranty claims arising in the ordinary course of business), as well as any claim by any creditor of Company based upon any Bulk Sales Law or any similar statute or otherwise;

               (iii) Any claim which may be asserted against Buyer or any of the assets being sold hereunder, by any of Company's employees, independent contractors or agents with respect to liabilities incurred by or on Company's behalf prior to their termination by Company whether covered by a collective bargaining agreement or not, including labor costs, severance pay, pension benefits, employee benefits, vacation and holiday benefits, sick pay (except for any obligation expressly listed on Exhibit G to this Agreement), multiemployer withdrawal liability, any and all employee benefits, and any other costs associated therewith;

               (iv) Any attempt (whether or not successful) by any person to cause or require Buyer to pay or discharge any debt, obligation or liability relating to the Company other than any liability specifically assumed by Buyer hereunder;

               (v) Any liability arising out of or in connection with Company's termination of its employees, including but not limited to alleged violations of any collective bargaining agreement, any charges or complaints against Buyer or Company, by or with the National Labor Relations Board or any body judicial, administrative or otherwise, with jurisdiction over the parties to any collective bargaining agreement or otherwise or any such charges, complaints, lawsuits or administrative proceedings with regard to the termination of employees, the payment of wages or benefits or related costs associated with the termination of Company's employees; and

               (vi) Any and all claims and expenses related to or arising under any of the Company's employee benefit plans, including, but not limited to, claims related to health care continuation coverage under Internal Revenue Code Section 4980B and ERISA Sections 601-608, and claims related to the

          Company's participation in and withdrawal from the Ohio Graphic Arts Health Fund Print Care Plus Plan.

          (b) BUYER'S INDEMNITY. Without limiting any other right of indemnification or any other cause of action, Buyer shall indemnify and hold Company and Stockholders (except Susan M. Roberts) forever harmless from and against any and all losses, liability, damages, costs, claims, judgments and expenses (including attorney's fees) whatsoever arising out of or resulting from:

               (i) Any breach of warranty or misrepresentation by Buyer contained herein, or the non-performance of any covenant or obligation to be performed by Buyer or from any misrepresentation, omission or inaccuracy in any Schedule, exhibit, certificate, instrument or paper delivered or to be delivered by Buyer hereunder in connection with the transactions herein contemplated;

               (ii) the conduct of the business from and after the Closing Date; or

               (iii) failure to pay all liabilities expressly assumed by Buyer.

          (c) INDEMNIFICATION LIMITATIONS. Notwithstanding any other provision in this Agreement:

               (i) The Indemnifying Party hereunder shall have the right to control the defense of any claim or proceeding by any third party as to which it shall have acknowledged its obligation to indemnify the other party, and the Indemnified Party hereunder shall not settle or compromise any such claim or proceeding without the written consent of the Indemnifying Party, which consent shall not unreasonably be withheld or delayed. The Indemnified Party may in any event participate in any such defense, with its own counsel and at its own expense;

               (ii) Nothing herein shall be construed as granting a right of indemnification in any party hereto in respect of any (A) losses any party may have arising out of the allocation of the purchase price or (B) in respect of any consequential damages; and

               (iii) The aggregate amount of liability of Company and Stockholders for claims of indemnity shall not exceed the sum of One Million Dollars ($1,000,000.00).

     16. RISK OF LOSS. Company shall assume all risk of loss to the assets covered by this Agreement until the closing date and the transfer of assets contemplated hereunder except either the Buyer or the Company shall have the option to determine whether to cancel this contract or adjust the sales price in the event of losses in excess of $10,000.00. Buyer has the risk of loss after the Closing Date.

     17. BROKERAGE. The Company and Stockholders jointly and severally represent and warrant to Buyer, and Buyer represents and warrants to the Company and Stockholders, that all negotiations relative to this Agreement have been carried on by the parties hereto directly without the intervention of any person, that they have not incurred any liability for finder's, agents or brokerage fees, commissions or compensation in connection with this Agreement or the transactions contemplated hereby.

     18. CONFIDENTIALITY. It is hereby agreed that, except (i) as otherwise required in the performance by the parties of their respective obligations hereunder and (ii) as otherwise required by law, any non-public information received from the other party during the course of the investigation contemplated pursuant hereto shall remain and be kept as confidential information by it and all copies thereof will be returned promptly at the request of the party furnishing such information in the event of the termination of this Agreement. Each of the parties may disclose such information to its respective employees, affiliates, counsel, accountants, representatives, professional advisors and consultants, and shall require each of them to agree to keep all such information confidential. So long as this Agreement is in effect, neither Champion, Buyer nor the Company shall issue any press release or otherwise make any public statement with respect to the transactions contemplated by this Agreement without the consent of the other, which consent shall not be unreasonably withheld, unless such press release or public statement is required by law or the applicable rules of any securities market, in which case such press release or public statement may be made after providing the other parties hereto a reasonable opportunity to comment thereon.

     19. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All statements contained in any certificate or other instrument delivered by or on behalf of the Company and Stockholders pursuant hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the Company and Stockholders hereunder. All representations, warranties, agreements and indemnities made by the Company, Stockholders (excluding Susan M. Roberts) and Buyer in this Agreement, or pursuant hereto, shall survive the Closing Date and any investigation at any time made by or on behalf of the Buyer or Company for a period of two (2) years, except that the assumption of obligations by Buyer and the Guaranty of Champion shall survive until all assumed obligations are fully paid, satisfied and discharged.

     20. MODIFICATION. This agreement cannot be modified, changed, discharged, or terminated, except by a writing signed by the parties hereto.

     21. NONWAIVER. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of default of the same or similar nature.

     22. ENTIRE AGREEMENT. This Agreement and the agreements specifically referred to herein constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral and written, among the parties hereto or their assignors with respect to the subject matter hereof.

     23. DESCRIPTIVE HEADINGS. Descriptive headings used in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

     24. NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and shall be sufficient if delivered or mailed by registered or certified mail, postage prepaid, sent by telex or telegram, or delivered by hand, and shall be effective upon delivery to the following addresses or such other address as the appropriate party may advise each other party hereto.

     If to the Company:  The Merten Company
                         1515 Central Parkway
                         Cincinnati, Ohio  45214

     Attention:

     Copy to:            Thomas H. Clark, Esquire
                         Clark & Clark
                         1136 Carew Tower, 441 Vine Street
                         Cincinnati, Ohio  45202

     If to the Buyer:    CM Acquisition Corp.
                         c/o Joanne M. Schreiner
                         Dinsmore & Shohl
                         1900 Chemed Center
                         255 E. Fifth Street
                         Cincinnati, Ohio  45202

     Attention:          President

     Copy to:            Huddleston, Bolen, Beatty,
                         Porter & Copen
                         Post Office Box 2185
                         Huntington, West Virginia 25722
                         Attention:  Thomas J. Murray, Esquire

     25. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     26. BINDING NATURE; ASSIGNMENTS. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, successors and assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties to be bound thereby, except that Buyer may assign this Agreement to any affiliate of Buyer, but no such assignment shall affect the obligations of Champion under the Guaranty. Except as otherwise expressly stated in this Agreement, nothing contained herein shall be construed to confer any right or cause of action on any person other than the parties hereto, and their respective successors and permitted assigns.

     27. LEGAL FEES AND EXPENSES; OTHER EXPENSES. Each of the parties hereto will pay its own fees and expenses incurred in connection with review of this Agreement and related documents and the consummation of the transactions therein contemplated, including, without limitation, all legal fees.

     28. INVALID PROVISIONS. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

     IN WITNESS WHEREOF, The Merten Company has executed this Agreement at _______________, _______________, on this _____ day of August, 1996.

                              THE MERTEN COMPANY,
                              an Ohio corporation


                              By _______________________________________
                                   Its:  President



     IN WITNESS WHEREOF, CM Acquisition Corp. has executed this Agreement at _______________, _______________, on this _____ day of August, 1996.

                              CM ACQUISITION CORP.,
                              an Ohio corporation


                              By _______________________________________
                                   Its:  President



     IN WITNESS WHEREOF, Stockholder Harold A. Merten, Jr. has executed this Agreement at _______________, _______________, on this _____ day of August,
1996.

                              __________________________________________
                              HAROLD A. MERTEN, JR.

     IN WITNESS WHEREOF, Stockholder Marion B. Merten has executed this Agreement at _______________, _______________, on this _____ day of August,
1996.

                              __________________________________________
                              MARION B. MERTEN



     IN WITNESS WHEREOF, Stockholder Harold A. Merten, III has executed this Agreement at _______________, _______________, on this _____ day of August,
1996.

                              __________________________________________
                              HAROLD A. MERTEN, III



     IN WITNESS WHEREOF, Stockholder Susan M. Roberts has executed this Agreement at _______________, _______________, on this _____ day of August,
1996.

                              __________________________________________
                              SUSAN M. ROBERTS

STATE OF _______________,

COUNTY OF _______________, TO-WIT:

     The foregoing instrument was acknowledged before me this _____ day of August, 1996 by _______________, President of The Merten Company, an Ohio corporation, on behalf of the corporation.

     My commission expires __________________________________________________.


                              __________________________________________
                                        NOTARY PUBLIC




STATE OF _______________,

COUNTY OF _______________, TO-WIT:

     The foregoing instrument was acknowledged before me this _____ day of August, 1996 by _______________, President of CM Acquisition Corp., an Ohio corporation, on behalf of the corporation.

     My commission expires __________________________________________________.


                              __________________________________________
                                        NOTARY PUBLIC

STATE OF _______________,

COUNTY OF _______________, TO-WIT:

     The foregoing instrument was acknowledged before me this _____ day of August, 1996 by Harold A. Merten, Jr.

     My commission expires __________________________________________________.


                              __________________________________________
                                        NOTARY PUBLIC





STATE OF _______________,

COUNTY OF _______________, TO-WIT:

     The foregoing instrument was acknowledged before me this _____ day of August, 1996 by Marion B. Merten.

     My commission expires __________________________________________________.


                              __________________________________________
                                        NOTARY PUBLIC

STATE OF _______________,

COUNTY OF _______________, TO-WIT:

     The foregoing instrument was acknowledged before me this _____ day of August, 1996 by Harold A. Merten, III.

     My commission expires __________________________________________________.


                              __________________________________________
                                        NOTARY PUBLIC





STATE OF _______________,

COUNTY OF _______________, TO-WIT:

     The foregoing instrument was acknowledged before me this _____ day of August, 1996 by Susan M. Roberts.

     My commission expires __________________________________________________.


                              __________________________________________
                                        NOTARY PUBLIC